EXHIBIT 99.1

For Further Information, Contact:

Company Communications:

STM Wireless, Inc.

Joseph Wallace, Chief Financial Officer

+1 (949) 753-7864

Web Site: www.stmi.com

PRIVATE EQUITY GROUP AGREES TO PURCHASE

THE ASSETS OF STM WIRELESS, INC.

IRVINE, CALIFORNIA, February 20, 2003 – STM WIRELESS, INC. (STM), (NASDAQ NM Symbol: STMI), today announced that it has entered into an agreement-in-principle for the sale and purchase of the assets of STM for a transaction value of approximately $4 million. The purchaser, Sloan Capital Partners, LLC, is a private equity group which intends to retain STM’s operations intact and under the same name. STM also announced that under the terms of the agreement-in-principle, it has filed for a petition under Chapter 11 of the United States Bankruptcy Court for the Central District of California for an order to approve the transaction under section 363 of the Bankruptcy Code.

Emil Youssefzadeh, STM’s CEO said, “The purchase of assets by Sloan Capital, once approved, will allow the purchaser to operate STM as a private entity with a stronger balance sheet.” Under the terms of the agreement-in-principle, the surviving entity will acquire all of the assets of the Company and assume certain obligations and liabilities to existing customers ensuring a seamless transition, which assures continuity of support and availability of products. “It is our goal and expectation that this transition will be completed as rapidly as possible in order to complete the transaction by March 31, 2003,” said Mr. Youssefzadeh.

There can be no assurance that the transaction contemplated by the agreement-in-principle will be consummated. If the contemplated transaction is consummated, it will likely result in the common stock of the Company having no value.

STM Wireless, Inc.

About STM Wireless, Inc.:

STM Wireless, Inc., headquartered in Irvine, California (Web Site: www.stmi.com), is a VSAT network system provider for IP-based networking, telephony and bandwidth on demand data applications. STM has a local and regional sales presence in France, India, Thailand, Indonesia, China and South America, which support an expanding number of in-country sales representatives throughout the world.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, STM Wireless, Inc. or its representatives have made or may make forward-looking statements, orally or in writing. The words “estimate”, “project”, “potential”, “intend”, “expect”, “hope”, “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, and its Form 10-Q for the first three quarters of 2002, the Company’s future operating results are uncertain and may be impacted by the following factors, among others: the uncertainty of acceptance of the Company’s products, particularly those targeting the broadband market; the long-term cycle involved in completing major contracts, particularly in foreign markets; increasing competitive pressures; general economic conditions; technological advances; financing risks; the timing of new product introductions; political and economic risks involved in foreign markets and foreign currencies; and the timing of operating and other expenditures.

###